INVESTMENT ADVISORY AGREEMENT

This Agreement made this 16th day of February, 2007, but effective as of May 1, 2007 (subject to shareholder approval as set forth below) between NAIC Growth Fund, Inc. a Maryland corporation ("Investment Company"), and Sims Capital Management LLC, a Wisconsin limited liability company ("Adviser").

W I T N E S S E T H:

WHEREAS, Investment Company is engaged in the business of a closed-end management investment company as defined in the Investment Company Act of 1940, as amended ("Act") and is registered as such under the provisions of the Act, and

WHEREAS, Adviser is engaged in the business of acting as an investment adviser and is registered as an investment adviser pursuant to the provisions of the Investment Advisers Act of 1940, as amended; and

WHEREAS, Investment Company desires to retain Adviser to render such services to Investment Company in the manner and on the terms and conditions set forth below.

NOW THEREFORE, IT IS AGREED:

1.

TERM

This Agreement shall only go into effect on May 1, 2007 if it is approved by Investment Company's shareholders at the 2007 Annual Meeting of Shareholders and shall remain in effect thereafter for a period of two (2) years from the date hereof, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect from year to year thereafter, subject to the provisions hereof pertaining to termination, and all other terms and conditions hereof, if:

(1)          such continuation shall be specifically approved at least annually by the Board of Directors of the Investment Company, or by the holders of the majority of the Investment Company's outstanding voting securities, and

(2)          such continuation shall be specifically approved at least annually by a majority of the directors of the Investment Company who are not "interested persons" (as the term is defined in the Act) of the Investment Adviser cast in person at a meeting called for the purpose of voting on such approval.

2.

DUTIES OF ADVISER

2.1          Investment Advice and Policies. Adviser shall continuously provide Investment Company with investment research, advice and management of its securities portfolio. Adviser shall act as an adviser to Investment Company and as such shall furnish an investment program generally following NAIC principles and shall continuously advise Investment Company of and determine the securities that should be purchased, sold or exchanged, and what portion of assets of Investment Company shall be held uninvested, subject always to the following:

(1)	The restrictions of Investment Company's Articles of Incorporation and By-Laws, as amended from time to time;
(2)	Investment Company's investment policies and restrictions as set forth in documents filed with the Securities and Exchange Commission, as amended from time to time;
(3)	The provisions of the Act; and

(4)	Review by the Board of Directors of Investment Company.

Should the Board of Directors of Investment Company at any time make any definitive determination as to a change in investment policy or restrictions, and notify Adviser thereof, in writing, Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

2.2          Securities Transactions. Adviser shall take, on behalf of Investment Company, all actions which Adviser deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of securities for Investment Company's account with brokers or dealers selected by Adviser. Adviser shall be authorized as the agent of Investment Company to give instructions to the custodian of Investment Company as to deliveries of securities and payment of cash for the account of Investment Company. Purchases or sales of securities can be placed with brokers who are selected by the Adviser as being able to achieve "best execution" of such orders. "Best execution" means prompt and reliable execution at the most favorable securities price, taking into account such other considerations as hereinafter set forth. A determination of what may constitute "best execution" and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitations, the overall direct net economic result to the Investment Company (involving both price paid or received, and any commissions and other costs paid), the efficiency with which a transaction is effected, the ability to effect the transaction at all where a large block is involved, the availability of the broker to stand ready to execute possibly difficult transactions in the future and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Adviser in determining the overall reasonableness of the brokerage commissions.

2.3          Voting of Securities. With respect to the voting rights, rights to consent to corporate action or any other rights pertaining to Investment Company's portfolio securities, Adviser shall exercise such rights on behalf of Investment Company in the best interests of Investment Company. Adviser shall provide Investment Company with copies of its written policies and procedures and all amendments thereto, which policies and procedures should address material conflicts that may arise between the interests of Adviser and of Investment Company. Adviser shall also provide Investment Company with reports on how its proxies have been voted at Investment Company's request and no less frequency than annually, and shall include on a timely basis all information required to be filed by the Investment Company with the Securities and Exchange Commissioner on Form N-PX.

3.

ALLOCATION OF CHARGES AND EXPENSES

3.1          Expenses to be paid by Adviser. Adviser shall pay all of the operating expenses of Adviser, including by way of example and not by way of limitation, costs of Adviser's regulatory compliance, the fees of its attorneys and independent accountants, the cost of office space, facilities, office furniture, personnel, administration, clerical and bookkeeping services, telephone service, computer hardware and software, heat, light, electricity, water and other utilities, stationery, supplies, and all other such miscellaneous costs including office equipment, supplies and services as Adviser shall incur in order to conduct the business of managing the portfolio securities of a closed-end investment company. In addition, Adviser shall be responsible for paying all of the internal administrative and clerical costs historically incurred by the Investment Company in the performance of its operations.

3.2          Expenses to be Paid by Investment Company. Investment Company shall pay: (i) all costs associated with the registration of Investment Company and its securities with the Securities and Exchange Commission, printing prospectuses, the sale to the public of the securities of Investment Company, and qualifying and maintaining the qualification of its shares for sale under the Blue Sky laws of the various states; (ii) the fees of its attorneys, independent accountants, escrow agents, custodians, transfer agents and registrars; (iii) all costs and expenses incurred in printing shareholder reports and proxy materials; and (iv) all brokerage or similar commissions on Investment Company's portfolio transactions. Notwithstanding the above, the Investment Company shall not pay the internal administrative and clerical costs historically incurred in the performance of its operations. Such costs shall be paid by Adviser as set forth in Section 3.1 above.

3.3          Limitation of Investment Company's Expenses. The Investment Company may not incur annual aggregate expenses in excess of: (i) 2% of the first Ten Million and 00/100 ($10,000,000.00) Dollars of the Investment Company's average net assets; (ii) 1½% of the next Twenty Million and 00/100 ($20,000,000.00) Dollars of the Investment Company's average net assets; and (iii) 1% of the Investment Company's remaining average net assets for any fiscal year ("Expense Limitations"). In the event that the Investment Company's annual aggregate expenses exceed the Expense Limitations, such annual aggregate expenses in excess of the Expense Limitations shall be paid by the Adviser. The Investment Company may deduct such amount from Adviser's Advisory Fee (as defined below).

4.

ADVISORY FEE

Investment Company agrees to pay Adviser, and Adviser agrees to accept, as full compensation for all services rendered, an annual fee equal to ¾ of one percent (0.75%) of the weekly net asset value of Investment Company ("Advisory Fee"), provided, however, that if the weekly net asset value of the Investment Company falls below Three Million Eight Hundred Thousand and 00/100 ($3,800,000.00) Dollars, no Advisory Fee will be paid by the Investment Company or any other third party for that week. The Advisory Fee shall be accrued weekly at a rate of one-fifty second (1/52) of the annual Advisory Fee of ¾ of one percent (0.75%) of the net asset value of the Investment Company, computed at the close of the New York Stock Exchange on Thursday of each week. The amounts thus accrued during each calendar month shall be paid to Adviser by the 15th day of the succeeding month.

5.

TERMINATION

This Agreement may be terminated by Investment Company at any time in writing to Adviser, without the payment of any penalty, provided such termination shall have been authorized by resolution adopted by the Board of Directors of Investment Company or by vote of the holders of the majority of Investment Company's outstanding voting securities. This Agreement shall also terminate at any time Adviser is not registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended. This Agreement may be terminated by Adviser upon sixty (60) days notice in writing to Investment Company, without the payment of any penalty.

6.

AMENDMENT OR ASSIGNMENT OF AGREEMENT

This Agreement may not be materially amended except upon the approval of holders of a majority of the Investment Company's outstanding voting securities. Non-material amendments may be agreed to by the mutual agreement of the Investment Company (by its Board of Directors) and the Adviser. This Agreement may not be directly or indirectly transferred, assigned, sold or pledged in any way. If either party shall attempt to directly or indirectly transfer, assign, sell or pledge this Agreement in any way, then this Agreement shall automatically and immediately terminate. An indirect transfer or assignment with respect to the Investment Company means any person acquiring 50% or more of the outstanding shares of common stock and with respect to the Adviser means any person other than Luke E. Sims or David C. Sims acquiring 50% or more of the outstanding limited liability company membership interest of Adviser or becoming a managing member thereof.

7.

COVENANTS OF ADVISER

Adviser agrees that it will not deal with itself, or with a director of Investment Company or the underwriter of Investment Company as principal, in making purchases or sales of securities or other property for the account of Investment Company; will not take a long or short position in the shares of the Investment Company, except as provided by the Articles of Incorporation of the Investment Company and; will comply with all other provisions of the Articles of Incorporation and By-Laws of Investment Company. Adviser further covenants and agrees that the investment planning, investment advice and management of securities portfolio that it furnishes Investment Company will generally follow NAIC principles and will be in accordance with the general investment policies of

Investment Company as set forth from time to time by Investment Company in its prospectuses and registration statements, as amended, which are filed with the Securities and Exchange Commission or with the securities law administrators of any state, or both, or as changed by the Board of Directors as set forth in Section 2.1 above.

8.

LIMITATION OF ADVISER'S LIABILITY

Adviser shall not be liable for any error in judgment or mistake of law or for any loss arising out of any investment or any act or omission in the execution and management of Investment Company's portfolio securities, except for willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this section, the term "Adviser" shall include managers, officers and employees of the Adviser as well as the limited liability company itself. The Investment Company hereby agrees to hold Adviser harmless and reimburse Adviser for any expenses, including legal fees and other fees incurred in the defense of an action brought by any party on account of the Adviser's error in judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Investment Company's portfolio securities, except for an action based upon Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. It is further understood and agreed that the Adviser may rely upon information furnished to it reasonably believed to be accurate and reliable.

Adviser hereby agrees to hold Investment Company harmless and reimburse Investment Company for any expenses, including legal fees and other fees incurred in the defense of an action brought by any party on account of Adviser's willful malfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section, the term "Investment Company," shall include directors, officers and employees of the Investment Company as well as the Investment Company itself.

9.

STATUS OF ADVISER

Adviser represents that it is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Investment Company.

10.

MISCELLANEOUS PROVISIONS

10.1       Applicable Law. This Agreement shall be subject to all the applicable provisions of law, including without limitation, the applicable provisions of the Act. To the extent that any provision herein conflicts with any applicable provisions of the law, the latter shall control.

10.2        Construction. This Agreement is executed and delivered in the City of Royal Oak, County of Oakland, State of Michigan, and the internal laws of the State of Michigan shall be controlling and shall govern the construction, validity, and effect of this Agreement except as such state law shall be pre-empted by federal law.

10.3       Complete Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements, covenants, arrangements, communications, representations and warranties, whether oral or written, by any officer, director, or representative of either party.

10.4        Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable in part or in whole for any reason whatsoever, the validity of the remaining provisions or portions hereof shall not be affected thereby.

10.5        Representation. Adviser hereby represents and warrants to Investment Company that there is no financial condition of Adviser that is reasonably likely to impair the financial ability of Adviser to fulfill its commitment to Investment Company under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the appropriate officers thereunto duly authorized on the date indicated above.

————————————————— ————————————————— ————————————————— —————————————————	“INVESTMENT COMPANY”:

NAIC GROWTH FUND, INC.

By:   /s/ Kenneth S. Janke
      ————————————————
        Kenneth S. Janke
Its:   President

“ADVISER”:

SIMS CAPITAL MANAGEMENT LLC

/s/ Luke E. Sims
—————————————————
Luke E. Sims, Manager

/s/ David C. Sims
—————————————————
David C. Sims, Manager